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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2001

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-2402 (Commission File Number)	41-0319970 (IRS Employer Identification Number)
1 Hormel Place, Austin, Minnesota (Address of principal executive offices)	55912 (Zip Code)

Registrant's telephone number, including area code:  (507) 437-5737

Pages:  This report contains four (4) pages numbered sequentially from this cover page.

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

February 24, 2001

    On February 24, 2001, Hormel Foods Corporation acquired all of the issued and outstanding capital stock of Jerome Foods, Inc. (d/b/a The Turkey Store Company) a Wisconsin corporation headquartered in Barron, Wisconsin, through the merger of a wholly owned, special purpose subsidiary of Hormel with and into Jerome Foods. The purchase price for the capital stock was $334.4 million in cash subject to adjustments for outstanding indebtedness and changes in working capital as of February 24, 2001. The selling shareholders were members of the family and employee-owners of Jerome Foods.

    Jerome Foods is engaged in the business of raising and processing turkeys at locations in Minnesota and Wisconsin and the marketing of processed turkey products throughout the United States. Hormel intends to continue operating Jerome Foods in the same business and to merge it with Hormel's wholly owned subsidiary, Jennie-O Foods. The combined company will be headquartered in Willmar, Minnesota.

    Jerry K. Jerome, chairman and chief executive officer of The Turkey Store Company, will be the chairman and chief executive officer of the Jennie-O Foods Turkey Store operation of Hormel. Jeffrey M. Ettinger, president of Jennie-O, will serve as president and chief operating officer of the combined business. In consideration of Mr. Jerome's ongoing role, he and Hormel Foods entered into a five-year employment agreement and an incentive compensation plan, under which certain incentive compensation will be paid annually, contingent upon his continued employment and the achievement of certain operating income thresholds, which would accompany extraordinary performance of the combined Jennie-O Foods Turkey Store business.

    The Company financed the purchase using a portion of a $425 million short-term credit facility executed on October 31, 2000. Citicorp USA, Inc. is the administrative agent for the lending banks. The Company intends to replace this facility with longer-term financing prior to October 31, 2001.

    Audited financial statements of Jerome Foods, Inc. for its year ended February 26, 2000 are filed as part of Item 7(a) 24.1 in this Form 8-K. Related pro forma financial information will be filed at a later date.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA, FINANCIAL INFORMATION AND EXHIBITS

  (a)
  Financial Statements of Business Acquired.

    24.1 Audited statements of Jerome Foods, Inc. as of February 26, 2000.

  (b)
  Pro Forma Financial Information.

    To be filed at a later date, prior to May 9, 2001.

  (c)
  Exhibits

    2.1 Agreement and Plan of Merger and Plan of Reorganization, dated as January 22, 2001, by and among Hormel Foods Corporation, Badger Acquisition Corporation, Jerome Foods, Inc. and Jerome K. Jerome, solely in his capacity as Shareholders Representative.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION (Registrant)
By	/s/ M. J. MCCOY M. J. McCOY Senior Vice President and Chief Financial Officer
By	/s/ J. H. FERAGEN J. H. FERAGEN Treasurer

    Dated: March 9, 2001

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SIGNATURES